UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

January 14, 2009

Date of Report (date of Earliest Event Reported)

QUANTUM ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA	333-118138	98-0428608

(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

7250 NW Expressway Suite 260, Oklahoma City, OK 73132

(Address of principal executive offices and zip code)

(405) 728-3800

(Registrant’s telephone number, including area code) NOT APPLICABLE (Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Directors; Election of Directors; Appointment of
Certain Officers

On January 14, 2009, Mr. Richard F. Porterfield resigned as a member of the Board of Directors of Quantum Energy Inc. (the “Company) and as President.

On the same day the Board appointed Ms. Sharron Farris as the Company’s President. Ms. Farris remains as the Company’s sole Board Member, and as the Company’s Secretary and Treasurer.

Ms. Farris, age 48, has been working in the oil and gas industry for the past several years. She has worked for Buccaneer Energy Corporation and HoCo, Inc. for the past two and a half years, working with the Oklahoma Corporation Commission, Oklahoma Tax Commission, Petroleum Engineers, Geologist, Landowners, Attorneys, Crude Purchasers as well as various oil field workers. Ms. Farris was born and raised in Norman, Oklahoma. She studied overseas at the International School in Islamabad, Pakistan for two years and spent her last semester at Norman High School, where she graduated. She then attended the University of Oklahoma, graduating with a Bachelors of Arts and Science. She has over fifteen years of management experience and over five years as a Certified Manager Trainer. She has a family background in the oil and gas industry.

The Company has not entered into any transaction with Mr. Portefield that would be regarded as related party transactions. Mr. Porterfield is not a director of any other publicly registered company.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM ENERGY INC.

Date: January 14, 2009	By:	/s/ SHARON FARRIS

	Name:	Sharon Farris
	Title:	President